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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 130 to the registration statement on Form N-1A ("Registration Statement") of our report dated November 22, 2006, relating to the financial statements and financial highlights which appears in the September 30, 2006 Annual Report to Shareholders of the Loomis Sayles Massachusetts Tax Free Income Fund, a series of IXIS Advisor Funds Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Performance" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 24, 2007